Exhibit 10.58

CONFIDENTIAL TREATMENT REQUESTED UNDER

17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 240.24b-2.

[*****] INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

CONTRACT MANUFACTURING SERVICES AGREEMENT

1 PURPOSE: Procter & Gamble Pharmaceuticals, SARL. (“P&G”) and OSG Norwich Pharmaceuticals, Inc. (“OSGP”) have entered into an Agreement, to provide and P&G will purchase Contract Manufacturing Services to produce various Products, as these terms are defined herein. This document, the “Agreement”, sets forth the obligations of the parties and is effective upon both parties signature.

2 P&G AND OSGP:

Procter & Gamble Pharmaceuticals, SARL, with principal offices at 47, Route de Saint-Gorges 1213 Petit-Lancy 1, Switzerland hereinafter called P&G.

OSG Norwich Pharmaceuticals, Incorporated with principal offices at 6828 State Highway 12, Norwich, New York hereinafter called OSGP.

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TABLE OF CONTENTS

1	Purpose	1
2	P&G and OSGP	1

Table of Contents
3	Certain Definitions	3
4	Contract Manufacturing Services	5
5	Forecasts and Ordering	6
6	Quality Control and Testing	7
7	Supply of Materials & Products	9
8	Change Management	9
9	Failure To Perform	10
10	Initiatives and Projects	11
11	Term	11
12	Price	11
13	Delivery	13
14	Payment Terms	13
15	Invoicing	13
16	Compliance With Laws and Safety Measures	13
17	Acceptance and Return	14
18	Access For P&G’s Representatives	14
19	Security Precautions	14
20	Confidentiality	14
21	Intellectual Property	14
22	OSGP’s Indemnification Of P&G	15
23	Change in OSGP’s Ownership	15
24	Termination For Cause	15
25	Continuation of Supply	16
26	Assignment	16
27	Contractor Status	16
28	Reporting Requirements	16
29	Force Majeure	16
30	Governing Law and Language	17
31	Headings and References	17
32	Agreement Precedence	17
33	Mutual Support	17
34	Notices	18

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3 CERTAIN DEFINITIONS:

3.1 “Affiliate” means any corporation, firm, partnership or other entity, which, at the time in question, is directly or indirectly owned by or controlled by, or under common control with, P&G or OSGP, as the case may be. For the purposes of this definition, “control” shall mean the ownership, directly or indirectly, of 50% or more of the voting stock or stockholders’ equity of a corporation or, in the case of a non-corporate entity, the right to receive 50% or more of either the profits or the assets upon dissolution.

3.2 “Calendar Year” shall mean any twelve (12) month period commencing on January 1.

3.3 “cGMP” means current Good Manufacturing Practices as promulgated by the U.S. FDA and as detailed in Title 21, United States Code of Federal Regulations, or when appropriate, any corresponding statutes and/or regulations of any other country’s prescription pharmaceuticals regulating health authority / agency in the Territory, as the same may be amended or re-enacted from time to time. cGMP documentation for use in the manufacture and marketing of Product will be developed and maintained by the parties in accordance with the cGMP Guidelines. For new Product or new SKU initiatives cGMP includes reaching an acceptable readiness state in the Norwich Plant and the specific applicable production operation(s) versus GMP regulations in time for a successful pre-approval Inspection audit by the FDA and/or other appropriate health authority in the Territory.

3.4 “Confidential Information” means all trade secrets, know how, proprietary information, techniques, or technology, and data disclosed by one party to the other party pursuant to this Agreement or generated pursuant to this Agreement, except any portion thereof which:

(i) the recipient can demonstrate by its written records was known by the recipient prior to the disclosure thereof by the disclosing party;

(ii) is disclosed to the recipient without restriction, after disclosure thereof by the disclosing party, by a Third Party who has the right to make such disclosure;

(iii) is or becomes part of the public domain through no breach of this Agreement by the recipient; or

(iv) is independently developed by employees of the recipient without use of any of the other party’s Confidential Information.

3.5 “Contract Manufacturing Services” means all operations (including but not limited to Materials testing and release, receiving, making, picking, packaging, quality control, testing, storage, documentation, and/or shipment) required to produce and distribute the Products.

3.6 “Date of Manufacture” means with respect to any Product, the date of first contact of the active substance(s) in such Products with other Materials used in the manufacture of such Products.

3.7 “Effective Date” means the date of execution of this Agreement.

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3.8 “FDA” means the United States Food and Drug Administration and, when appropriate, any corresponding regulatory agency in any other country in the Territory.

3.9 “Materials” shall mean any raw, work-in-process, or packing materials or any finished product needed to produce Product that meets the Specifications or needed to perform necessary Contract Manufacturing Services.

3.10 “Norwich Plant” shall mean the North Norwich Pharmaceuticals Plant located on Route 12 in North Norwich, New York.

3.11 “NDA” shall mean a New Drug Application filed pursuant to the requirements of the FDA as more fully defined in 21 C.F.R. 314 as well as equivalent submissions to the appropriate health authorities in other countries in the Territory.

3.12 “Product(s)” means Calcium Tablets, specification 15121219 and any other products agreed to in writing by the parties.

3.13 “SLEA” means a Service Level Execution Agreement as described in Article 5.4.

3.14 “Specification(s)” or “Release Specification(s)” means the written methods, formulae, standards, making and packing standards, procedures, tests and/or test protocols for Products provided by P&G to OSGP, which shall at all times conform with the health registrations, as applicable.

3.15 “Territory” shall mean an area that consists of a country or countries within which Contract Manufacturing Services, Product regulatory registration, and / or Product distribution or sale are occurring or will occur.

3.16 “Third Party” shall mean any person, corporation or unincorporated body other than OSGP and P&G and/or their Affiliates.

3.17 “Unit” means a Stock Keeping Unit (SKU), Kg or other agreed-upon measure of Products for a specified country in the Territory.

3.18 “Within OSGP Control” means OSGP shall be deemed to have control over (i) the timing of notifications by OSGP, but only to the extent that no other person except Affiliates of OSGP controls the information necessary for OSGP to give such notice, and (ii) matters relating to its employees, property, equipment, and conduct of its business, except to the extent that Section 30, Force Majeure, applies to or affects any of the foregoing. OSGP shall not be deemed to have control over any other factors, including but not limited to: all matters described in Section 30 of this Agreement; the inability of any supplier except Affiliates of OSGP to deliver Materials as required; the failure of any common carrier to deliver finished goods to P&G and/or P&G’s customers, except to the extent that such failure results solely from untimely notice given or delivery made by OSGP; and the failure of P&G to perform any obligation, whether or not under this Agreement, which directly or indirectly impacts OSGP’s obligations under this Agreement.

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4. CONTRACT MANUFACTURING SERVICES:

4.1 Manufacturing Obligation: Pursuant to the terms and conditions of this Agreement, OSGP shall manufacture, package, distribute, and ship to P&G, and P&G shall purchase and receive from OSGP, packaged finished goods, sample packs, semi-finished goods, and Materials of the Products. OSGP is responsible for Contract Manufacturing Services in the production and distribution of such Products. OSGP’s obligation to supply Contract Manufacturing Services shall include the obligation to use necessary efforts (including, but not limited to, working extra hours, shifts, or days) to supply, in any three (3) month period, Products ordered by P&G up to [*****] of volume on a Unit basis of P&G’s most recent forecast submitted for such three (3) month period pursuant to Article 5.2, unless mutually agreed to plans documented in SLEA’s for a specific Product(s) or Unit(s) dictate a higher percentage number is appropriate for these Product(s) or Unit(s). All costs for such necessary effort will be at OSGP’s expense. OSGP shall use its reasonable commercial efforts to satisfy orders for Product quantities in any three (3) month period in excess of [*****] of volume on a Unit basis of P&G’s most recent forecast submitted for such three (3) month period pursuant to Article 5.2, unless mutually agreed to plans documented in SLEA’s for a specific Product(s) or Unit(s) dictate a higher or lower percentage number is appropriate for these Product(s) or Unit(s).

4.2 Manufacturing Standards And Warranties:

(a) OSGP hereby represents and warrants to P&G that the Products shall, at the time of delivery to P&G for release consideration, have been manufactured to meet Release Specifications in accordance with cGMP’s applicable to the Products and prevailing in the applicable Territory at the time of shipment for medicinal products for human use in the Territory, and shall not be adulterated or misbranded within the meaning of the Specifications and cGMP’s, which include the prevention of cross contamination by such classes of products or materials as biologics (which contain live organisms), cytotoxins, and other highly active or sensitizing materials; and shall be of merchantable quality suitable for P&G’s use; provided, however, that OSGP shall not be liable for misbranding with respect to any Product labeling or package insert text provided or used by P&G if such Product meets the Specifications. In the event of a dispute between the parties as to whether Product meets the Release Specifications or the Specifications, final determination that a Product does or does not meet the Release Specifications or the Specifications shall be made only in accordance with the dispute resolution procedure set forth in Article 6.5 of this Agreement.

(b) OSGP warranties shall not extend to, and hereby specifically exclude, any alteration, misbranding or failure to meet Specifications resulting from any work done, or activities undertaken, by P&G or its subcontractors, distributors, wholesalers and others receiving the Product directly or indirectly from P&G after shipment by OSGP of Product.

(c) OSGP has been provided by P&G with all necessary processes, trade secrets, manufacturing know-how, and trademark rights to manufacture the Products (herein collectively referred to as “Intellectual Property”) for use in the Territory in accordance with this Agreement, and the Norwich Plant, the facilities and equipment used by OSGP to manufacture the Products are licensed and/or qualified under cGMP’s, are in good condition.

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4.3 Exclusivity: OSGP’s right and obligation in Article 4 to manufacture Products shall be exclusively for P&G unless otherwise mutually agreed upon in writing by the parties. P&G hereby covenants that during the term of this Agreement it shall not institute any action or suit at law or equity against OSGP alleging the infringement of any of P&G’s Intellectual Property by OSGP in its making of Product for P&G. Any improvements made by OSGP to P&G registered Products or processes whether or not patentable shall be owned by P&G. Intellectual property from other OSGP initiated improvements shall be owned by OSGP.

4.4 Labeling and Packaging of Products: It is intended that for existing Products P&G’s artwork will be consistent with OSGPs manufacturing equipment. P&G shall, at its own cost and expense, supply OSGP with the mechanical design of artwork for all Printed Matter except shipper case labels. A technical standards document will be used to state the requirements for shipper case labels. The mechanical design for shipper case labels will be the responsibility of OSGP. P&G artwork for labeling will be subject to OSGP approval solely for a determination of manufacturing feasibility. As used herein, “Printed Matter” means all printed materials, including labeling and leaflets, required to be affixed to and/or packaged with or accompanying Products distributed for or delivered to P&G. Each set of such artwork, and each partial set and/or alteration or amendment thereto, for each piece of Printed Matter shall be identified by a unique item control number or code which is consistent with P&G’s control numbering system and quality control requirements. P&G shall specify the Code for each item of Printed Matter to be supplied with each order for Products. Such Code shall be specified on the purchase order for such Products.

4.5 Maintenance of Equipment: All equipment and tooling required to manufacture P&G’s Products will be maintained in good operating condition by OSGP. OSGP agrees to assume complete responsibility for all maintenance. This includes (but not limited to) preventive and predictive maintenance; and replacement of worn or broken parts and tooling for all equipment and facilities, including major components, utilized in the contract manufacturing of P&G’s Product. OSGP further agrees to maintain adequate insurance coverage and to replace said equipment should equipment for any reason be destroyed by fire, vandalism or perils otherwise covered by an extended coverage endorsement or otherwise rendered unusable for the purpose intended by this Agreement.

5. FORECASTS AND ORDERING:

5.1 Firm Orders: P&G shall give OSGP a firm order of its requirements of the Products at least ninety (90) days before it requires shipment of such Products. Such orders shall be in minimum order quantities, as set forth in Schedule B. OSGP shall use necessary efforts to fulfill orders properly made hereunder by completing Contract Manufacturing Services of the Products on or prior to the date specified on the order as received. A process for handling firm order changes shall be developed and agreed between the parties promptly after execution of this Agreement and documented in SLEA’s.

5.2 Forecasting: Within thirty (30) days of completion of this Agreement and then, at least one (1) month prior to the start of each calendar quarter during the Term, P&G shall

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give to OSGP a forecast of P&G’s estimated requirements of Products starting with the start of such quarter (or the start of the Term). Each such forecast shall be broken down by SKU by month in respect of the first three quarters and by SKU by quarter in respect of the remaining period.

5.3 Customer Service: OSGP shall maintain systems, staffing, and procedures in place to consistently maintain “excellent” customer service for P&G customers, as defined herein. “Excellent” customer service shall be measured by the following P&G defined measures: Shipped On Time, Orders Shipped Complete, Product Availability, Same Day / Next Day Shipments, and Supplier Delivery Performance.

Levels for “excellence” customer service are:

Shipped On Time > 98%

Shipped Complete > 98.5%

Product Availability = 100%

Same Day Shipments > 95% & 100% Within 48 Hours

Supplier Delivery Performance > 95%

OSGP will track their actual monthly performance versus the above targets (the “Monthly Targets”) and report these results to P&G monthly. If any one Monthly Target is not met and the cause / correction of this below target performance is Within OSGP Control, then within two weeks OSGP will develop a plan, (the “Action Plan”), agreed to by P&G which in P&G’s reasonable assessment is feasible to improve performance to meet or exceed target. All costs associated with any such Action Plan will be the responsibility of OSGB. P&G has the right to audit OSGP’s books and records for the purpose of determining accuracy of customer service results reported.

OSGP shall be construed to have failed to perform, as described in Article 11, its customer service obligations to P&G if any of the following events occur:

(a.) OSGP fails to meet one particular Monthly Target for three (3) consecutive months.

(b.) OSGP’s actual performance in any two (2) consecutive months falls below two-thirds ( 2/3) of a Monthly Target.

5.4 Service Level Execution Agreement (SLEA) between the Parties: As soon as practicable after execution of this Agreement, the parties shall develop Service Level Execution Agreement(s) (SLEA’s) covering the details of production planning, customer service, quality assurance, cGMP, problem solving procedures, and similar activities as between the Norwich Plant and each P&G site; and between the Norwich Plant and the P&G European pharmaceuticals business.

6 QUALITY CONTROL AND TESTING:

6.1 Testing and Certificate of Analysis: Before releasing any batch of the Materials, OSGP shall test for the compliance of such batch with all Registered tests for their site and cGMP’s. OSGP’s Quality Assurance department at the Norwich Plant shall oversee and assure the testing is completed by the OSGP Quality Control laboratory at the Norwich Plant. Copies of raw material, manufacturing, and inspection records will be made available for review by P&G representatives. Copies of manufacturing records and

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certificates of analysis incorporating such certification, in the form attached hereto as Schedule E, shall be provided to P&G with each shipment of Product(s) for each batch and/or partial batch contained in the shipment. All such copies shall be sent to the addressees specified by P&G.

6.2 Preservation Samples and Retained Samples: OSGP shall take from each batch of the Products pursuant to this Agreement preservation samples/retained samples which OSGP shall retain for the shelf life of the particular batch and dosage forms of the Products plus one year or longer as required by relevant regulations. For the avoidance of doubt, preservation samples/retained samples, as referred to herein, do not include samples retained for purposes of stability testing. OSGP shall take preservation samples of raw materials and work-in-process materials as designated in writing by P&G. OSGP shall maintain these samples under cGMP conditions and review samples annually according to applicable regulations.

6.3 Stability Testing: OSGP shall conduct stability-testing studies for the agreed Products, which include: all stability studies required to support material changes (e.g. packaging, new suppliers, etc.); changes in the processes to produce items included in then-current stability program (i.e., those cases where only concurrent stability studies are needed, and/or which are initiated after the decision to release batches involved in studies); and any new studies required as a result of manufacturing deviation(s) and any stability studies required as a result of manufacturing deviation(s). The results of this testing program shall be available to P&G, without charge, upon request.

6.4 P&G Testing Rights: P&G shall have the right (but not the obligation) to perform analytical testing on the Products manufactured by OSGP pursuant to this Agreement.

6.5 Quality Disputes: Any claim by P&G that any of the Products at the time of delivery to P&G did not meet the Release Specifications or during their shelf life did not meet the Specifications must be made in writing to OSGP within thirty (30) days after discovery by P&G of the problem. In the event that P&G claims that any of the Products failed to meet the Release Specifications or the Specifications and OSGP disagrees with P&G’s findings, OSGP shall test In OSGP’s Norwich Plant testing facilities a retained sample from the same batch as the contested Product. P&G may, at its option and cost, have one of its personnel present for and actively participate in such testing. At P&G’s discretion the testing may be done at a Third Party laboratory mutually agreed upon by the parties. The results of such Third Party testing shall be accepted by the two parties as final and binding. The cost of such analysis, and the cost of testing, shipment, replacement or disposal of disputed Product, shall be borne by the party whose position is not substantiated by the testing.

6.6 Customer Complaints: P&G shall, without delay, inform OSGP of any customer complaints of which it becomes aware which may relate to the manufacturing or packaging of the Products. OSGP shall provide P&G, at OSGP’s expense, with all reasonable assistance in investigating complaints that are alleged to have arisen from manufacture or packaging of the Products hereunder.

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6.7 Health Authority Inquiries: OSGP shall be responsible for responding to any inquiry from any legally competent health authority in the Territory regarding the Norwich Plant. For any such responses regarding or related to the Products, P&G shall review and approve the response prior to filing. OSGP shall without delay, at its own expense, make available to P&G a copy of pertinent sections of any inspection report resulting from any inspection of the Norwich Plant by such health authority to the extent such report relates to the Products, the manufacture of the Products, or Norwich Plant facilities used to manufacture the Products as well as a copy of any response(s) thereto. P&G shall provide OSGP with all reasonable assistance in responding to such inquiries and in handling inspections of the Norwich Plant for the Products by such authorities. OSGP shall without delay inform P&G of any such inquiries and any requests for inspections of which it becomes aware.

6.8 Quality Assurance Key Elements OSGP agrees to comply with P&G Quality Standards as described in P&G’s Quality Assurance Key Elements (QAKE) Assessment and all future revisions thereto. P&G shall use said QAKE Assessment periodically to audit OSGP’s Norwich Plant and shall provide OSGP a written report following said audit. For all Products that OSGP produces for P&G and all facilities and systems supporting such production, should OSGP’s audit result in a score less than 100%, OSGP shall develop and implement, and P&G shall approve in writing, a detailed plan to improve OSGP’s systems. P&G will provide a copy of the QAKE manual to OSGP, which shall be incorporated as appropriate into OSGP’s operating procedures used for production of Products covered by this Agreement. Should OSGP fail to meet the agreed-upon success criteria on a mutually acceptable time schedule, or fall below a QAKE score of 100% P&G shall have the right to notify OSGP of OSGP’s failure to perform per Article 11.

In the event that the parties agree on changes to quality assurance and manufacturing systems, and such changes require capital or increased staffing to implement, the parties shall negotiate in good faith to determine the extent to which each party shall bear the costs of such changes.

7 SUPPLY OF PRODUCTS:

7.1 Approval & Disposition of Scrap: OSGP may not scrap or otherwise destroy any of P&G’s Products without P&G’s prior written authorization. In situations where scrapping is authorized, OSGP agrees to provide to P&G written documentation assuring that the Products have been scrapped in a timely manner and by a means approved by P&G. In such approved scrapping situations the Materials cost of Product scrapped and the physical disposition costs are for P&G’s account. The manufacturing expense cost of Product scrapped due to a problem Within OSGP Control is for OSGP’s account.

8 CHANGE MANAGEMENT

8.1 Non-Discretionary Changes: With respect to changes to the Specifications and/or the Printed Matter which are required by applicable law, rule or regulation (including but not limited to changes required by the FDA or other legally competent authority) (collectively, “Non-Discretionary Changes”), the parties shall co-operate in making such changes promptly and, unless otherwise agreed, the costs of making and/or implementing

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such changes and the costs of the scrapping of Materials and Product necessitated by any such changes shall be the responsibility of P&G. Any such changes shall be evaluated using P&G’s Change Control process for conformance to cGMP and other applicable health authority regulations. OSGP may not implement any Non-Discretionary Change without receiving written agreement in advance from P&G.

8.2 Discretionary Changes: With respect to changes to the Specifications and/or the Printed Matter which are not required by applicable law, rule or regulation (including but not limited to changes not initially proposed or required by the FDA or other legally competent authority) (collectively, “Discretionary Changes”), the parties shall, to the extent commercially reasonable under the circumstances, cooperate in making such changes and the party initiating such change(s) shall bear the costs of making and/or implementing such changes and the costs of the scrapping of Materials (including but not limited to raw and packaging Materials, work in process, inventory and labeling materials) necessitated by any such changes. Any such changes shall be evaluated using P&G’s Change Control process for conformance to cGMP and other applicable health authority regulations. OSGP may not implement any Discretionary Change without receiving written agreement in advance from P&G. Costs associated with complying with applicable cGMP shall be the responsibility of OSGP. Cost reduction savings that result from Discretionary Changes shall be shared to the extent that the total costs to develop and implement the changes are shared.

8.3 Disclaimer of Incidental Damages: Notwithstanding anything herein to the contrary, neither party shall be liable to the other for any consequential or special damages and/or lost profits resulting from a change to the Specifications and/or to the printed matter as a result of any change thereto pursuant to this Article 10.

8.4 Authorizations: During the Term of this Agreement OSGP shall obtain and maintain in force all licenses and authorizations necessary for OSGP to Contract Manufacture Product as contemplated herein. OSGP shall bear the full cost and expense of so obtaining and maintaining such licenses and authorizations. P&G shall give OSGP all help reasonably necessary to assist OSOP in so obtaining and maintaining such licenses and authorizations and shall bear the full cost and expense of so assisting OSGP.

9 [*****]

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10 INITIATIVES AND PROJECTS: P&G will communicate to OSGP product initiatives or projects that P&G desires to conduct at OSGP’s Norwich Plant. Planning for implementation of such project activity will be included as part of production planning for P&G requirements at OSGP’s Norwich Plant. P&G may require the participation of other outside contractors in initiatives or project work conducted at OSGP’s Norwich Plant. Access to the Norwich Plant and participation by such contractors will not be prohibited by OSGP subject to execution of appropriate confidential disclosure agreement(s) and P&G providing OSGP reasonable notice of such contractor(s).

11 TERM

11.1 Initial Term: The initial term of this Agreement, “Initial Term”, begins July 1, 2005 and ends June 30, 2008, unless terminated earlier pursuant to terms contained in this Agreement.

11.2 Extension: P&G may, at its option, extend this Agreement for any or all of the Contract Manufacturing Services, up to OSGP’s production capacity, under the terms and conditions of this Agreement for successive periods of one year each up to a maximum period of five (5) years by notifying OSGP in writing of the extension within at least three hundred sixty (360) days prior to the expiration of the Initial Term or any extension thereof, (the Initial Term plus any such extensions, the “Term”).

11.3 Termination: Upon termination of this Agreement OSGP shall cease all and any use of Intellectual Property acquired from P&G, return to P&G or its designee without delay all Intellectual Property belonging to P&G, and shall refrain for five years thereafter from the manufacture of products which are the same as or directly competitive to P&G Products, for themselves or for any Third Party without P&G’s prior written agreement.

12 PRICE:

12.1 Charges And Prices: OSGP will charge P&G [*****] USD per kg for Contract Manufacturing Services performed at forecast production volume for the term of the Agreement.

12.2 PRICE (S) shall be firm through June 30, 2006. SELLER may reduce PRICES at any time.

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SELLER has the right to increase any PRICE specified herein due to raw, packaging or miscellaneous material costs on July 1st each year, provided SELLER has given BUYER at least thirty (30) calendar days’ advance written notice of such change.

These revised PRICES shall become effective on 30 calendar days after BUYER’s receipt of such notice (“PRICE CHANGE DATE”) unless BUYER provides SELLER with a written objection prior to the PRICE CHANGE DATE (“PRICE CHANGE OBJECTION”). If BUYER provides a PRICE CHANGE OBJECTION prior to the PRICE CHANGE DATE, the PARTIES shall promptly discuss the reason for the PRICE CHANGE OBJECTION and attempt to resolve the same per Paragraph 14.3. If the PARTIES cannot resolve the PRICE CHANGE OBJECTION within 30 calendar days, BUYER may (i) purchase the GOODS from any other supplier in which case the obligations, including, but not limited to, any purchase and sale requirements and/or commitments, if any, of BUYER and SELLER hereunder shall be reduced accordingly; or (ii) terminate this AGREEMENT without any penalty, liability or further obligation.

12.3 Price Change Audit: Buyer shall have the right to initiate an audit to verify the adjustments to price and/or data pertaining to the adjustments as used by Seller in revising the price. The intent of the audit would be to insure that market-based pricing adjustments are passed through to Buyer in the amounts actually incurred by Seller. The audit is not intended to verify absolute price or to force pass-through of non-market-based pricing adjustments.

In order to initiate such an audit, Buyer shall provide written notice to Seller of its desire to audit price adjustments in accordance with the terms of this Paragraph. Buyer shall initiate such audits not more frequently than once every twelve (12) months. In the event Buyer initiates such an audit, the firm of independent certified public accountants which is regularly retained by Seller to audit its finances shall conduct such audit.

The auditing firm will maintain the confidentiality of the data reviewed and will either verify the correctness of such price adjustment or advise the parties of the composite adjustment required to make a correction. If a correction is warranted, the price will thereafter be adjusted by the parties in accordance with such corrected data and calculations, and any deficiency or overage in past payments for the goods sold and purchases under this Agreement resulting from such incorrect cost data or calculations shall be corrected by payment, within thirty (30) days, of the amount of such deficiency or average. In all events, Buyer shall pay any and all costs associated in any way whatsoever with the audit procedure.

12.4 Extra Charges: Any charges that OSGP proposes to charge P&G beyond those included in the prices agreed to in this Agreement, its extensions, Supplemental Agreements or amendments, or related purchase orders, must be approved in writing by P&G prior to OSGP incurring or accepting such charges.

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13 DELIVERY:

13.1 Delivery Terms: Delivery terms shall be Ex-works, the OSGP Norwich Plant. OSGP will be responsible for loading the carrier for shipment. OSGP shall ship Products on a carrier or carriers specified by P&G in accordance with P&G’s purchase order form or as otherwise directed by P&G in writing. OSGP shall assist P&G in selecting appropriate carriers as requested. All such Products shipped hereunder shall have at least twelve (12) months from their original expiration date remaining at the time of shipment to P&G customers unless mutually agreed to plans documented in appropriate SLEA’s for specific Product(s) or Unit(s) indicate a different minimum number of months remaining until the expiration date at the time of shipment is acceptable.

13.2 Alternate Shipping: OSGP may use alternate shipping methods to expedite delivery to P&G if both parties agree. In such cases, OSGP must receive P&G’s approval prior to the use of any carrier other than those on P&G’s approved carrier list. Additional shipping costs resulting from expedited deliveries or use of alternate carriers will be at OSGP’s expense where the cause was Within OSGP Control or will be at P&G’s expense where required by P&G for reasons not Within OSGP Control.

13.3 Refused Entry: In the event that the customs authorities of the destination country refuse entry of any Products for reasons Within OSGP Control hereunder, except where appropriate for P&G’s failure to obtain the necessary import license or pay duty, P&G will not be responsible to pay for the same and, if payment has already been made, OSGP will reimburse P&G in full. OSGP will be responsible for the repatriation of such Products at OSGP’S own cost.

14. PAYMENT TERMS: Net thirty (30) days from receipt by P&G of a complete and correct invoice.

15 INVOICING: OSGP shall include with each invoice required information as agreed and documented in the Service Level Execution Agreements (SLEA’s). P&G may withhold payment of OSGP’S invoice until the provisions of this paragraph have been fulfilled. Payment to OSGP shall be in United States dollars.

16 COMPLIANCE WITH LAWS AND SAFETY MEASURES: OSGP represents and warrants that it is and will, and that the Products and Contract Manufacturing Services (including after being incorporated into any finished products) are and will, at all times, be in full compliance with all applicable laws, regulations, rules, judgments, orders and decrees, including, without limitation, those related to intellectual property, customs, labor, employment, working conditions, board of health, environmental matters, and Good Manufacturing Practices (GMP’s). OSGP also represents and warrants that it has obtained and will maintain all licenses, consents and permits required to perform lawfully this Agreement. OSGP assumes sole responsibility for taking all necessary health and safety precautions for producing Products on behalf of P&G pursuant to this Agreement. These precautions include, without limitation, such things as proper control of ventilation, the wearing of adequate protective clothing, installation, and proper utilization of appropriate environmental control equipment. OSGP will inform P&G of any regulatory agency inspection, such as an OSHA inspection, which involves P&G Products or the Contract Manufacturing Services to produce these Products. OSGP is responsible for any audit follow-up or response. P&G Will provide OSGP information P&G possesses which is needed by OSGP to respond to such audits.

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17 ACCEPTANCE AND RETURN: Any Products manufactured by OSGP on behalf of P&G that do not comply with the Specifications at any time during the shelf-life for such Products may, at P&G’s option, be (i) returned to OSGP at OSGP’s expense for credit to P&G at the full price as defined by the Unit pricing plus expenses associated with such return, including, without limitation payment or reimbursement of customs duties and freight charges, (ii) scrapped by P&G, at OSGP’s expense, in which case P&G will be relieved of any payment obligations with respect thereto or (iii) reworked by P&G or OSGP, at OSGP’s expense. P&G will also have the remedies set forth in subparts (ii) and (iii) above with respect to any of P&G’S finished Products involving Contract Manufacturing Services performed by OSGP that do not comply with the representations and warranties set forth in this Agreement. Additionally, when numbers ii) or iii) above are applicable, the expenses for which OSGP will be responsible include, without limitation, P&G’S cost of inspecting, recovering, and sorting the Products produced hereunder and P&G’S cost of obtaining replacement Products (including raw and packaging materials, scrapping Products produced for P&G, and manufacturing additional Products on behalf of P&G). The rights and remedies set forth in this Agreement are not exclusive and nothing herein will be interpreted to limit in any manner the rights and remedies the parties will have available to them pursuant to the relevant governing law.

18 ACCESS FOR P&G’S REPRESENTATIVES: OSGP will permit P&G’s representatives access to any area of OSGP’s facilities and records having to do with the fulfillment of this Agreement upon reasonable notice by P&G. Should security requirements of other customers of OSGP create conflict with this right, P&G shall be so informed and compatible scheduling arranged.

19 SECURITY PRECAUTIONS: OSGP agrees to take appropriate security precautions requested by P&G including, but not limited to, prohibiting Third Parties from being present during production of P&G’s Products unless authorized in writing by P&G. P&G reserves the right to reduce or discontinue its purchases under this Agreement, its extensions or related purchase orders, without further obligation, for violations of security practices agreed to by P&G and OSGP.

20 CONFIDENTIALITY: Neither party will use (other than for the performance of this Agreement) or disclose to any Third Party any Confidential Information. This obligation shall survive the expiration or termination of this Agreement.

21 INTELLECTUAL PROPERTY. All right, title and interest in the Intellectual Property and other proprietary information to be used in connection with the Products are owned by P&GP and shall remain so at all times. P&GP has the right at all reasonable times to inspect the services and goods sold or otherwise provided by OSGP using any of the Intellectual Property, as well as the facilities and methods of production and delivery of such goods and services.

By acceptance of this Agreement and in consideration thereof, OSGP warrants and agrees that with respect to any article(s), chemical component(s) or composition(s)

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furnished by OSGP to any Third Party (excluding the Contract Manufacturing Services provided to or on behalf of P&G), OSGP will not use any P&G patents, copyrights, or similar intellectual property rights without P&G’s prior written consent and will not infringe on any such P&G patents, copyrights or similar intellectual property rights.

If P&G is unknowingly benefiting from a Third Party’s patent, copyrights or similar intellectual property, OSGP will indemnify and save P&G harmless from and against claims by a Third Party that P&G is infringing on such Third Party’s patents, copyrights or intellectual property with respect to products manufactured for a Third Party by OSGP.

P&G agrees to hold OSGP harmless with respect to liability for infringement, which OSGP may incur because of any allegations that the Products produced hereunder, the formula(e) or the specifications of P&G violate or infringe any patents. OSGP agrees that P&G or P&G’s other suppliers (with respect to their activities on behalf of P&G) shall have immunity from suit by OSGP under any patents arising out of the performance of this Agreement.

22 OSGP’S INDEMNIFICATION OF P&G: OSGP will indemnify, defend and hold P&G harmless from and against all claims, losses, damages, costs and expenses (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party claim or action, (collectively “Damages”) arising out of or related to (i) OSGP’S breach of any representation, warranty, covenant or other obligation pursuant to this Agreement, including, without limitation, the failure of any Contract Manufacturing Services to be in compliance with the Specifications where such failure was Within OSGP Control, (ii) any manufacturing defect of Products produced hereunder, or (iii) the negligence, gross negligence, bad faith or willful misconduct of OSGP, its employees or other representatives. OSGP agrees to provide at least $5,000,000 of commercial liability insurance in support of this indemnity with companies reasonably acceptable to P&G, which insurance will carry an endorsement naming P&G and its affiliates as co-insured.

23 CHANGE IN OSGP’S OWNERSHIP: If for any reason OSGP decides to sell or transfer voluntarily any or all the Norwich Plant facilities used in the fulfillment of this Agreement to any Third Party, OSGP will provide P&G with at least six (6) months or with as much notice as legally possible prior written notice of its intent to transfer or sell such operation. P&G reserves the right to reduce or discontinue purchases under this Agreement, or terminate this Agreement, without obligation, if any new entity or person obtains whole or greater than 50% corporate ownership of OSGP without P&G’s consent. Such an agreement not to be unreasonably withheld by P&G.

24 TERMINATION FOR CAUSE: In the event (i) a party (the “Defaulting Party”) breaches any representation, warranty, covenant or other obligation of this Agreement, or ii) the Defaulting Party becomes unable to pay its bills as they become due in the ordinary course, a trustee or receiver of such party’s property is appointed, the Defaulting Party makes an assignment for the benefit of creditors, a petition in bankruptcy is filed by or against the Defaulting Party or the Defaulting Party terminates or liquidates its business, the other party (the “Non-Defaulting Party”) will have the option to terminate this

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Agreement, without further obligation, immediately upon notice of such termination to the Defaulting Party. If the Defaulting Party is OSGP, then OSGP will make available for P&G’s removal any finished Products, Materials, or other of P&G’S property then under OSGP’s control. OSGP further agrees not to encumber such Products or Materials in any way. Termination or expiration of this Agreement will not relieve either party of any liability it may have to the other arising out of or related to acts or omissions prior to such termination or expiration.

25 CONTINUATION OF SUPPLY: If either party terminates this Agreement pursuant to either paragraph 23 or 24 hereof, then the parties’ obligations with respect to manufacturing and supply of PRODUCTS hereunder shall continue, unless earlier terminated by P&G, for a period of eighteen (18) months from the initial termination date, or until P&G can obtain commercial supply from another source, whichever is earlier at which point OSGP shall have no further obligation to continue to Manufacture the PRODUCTS. In addition, OSGP agrees to use best efforts to transition the manufacturing process to a P&G-designated third party prior to cessation of supply by OSGP. For the avoidance of doubt the costs for any transfer of PRODUCTS shall be borne solely by P&G, unless specified otherwise in this Agreement.

26 ASSIGNMENT: Not withstanding the provisions of Article 25 neither OSGP nor P&G may assign its rights or delegate or subcontract this Agreement or its obligations pursuant hereto to any Third Party without the prior written consent of the other; provided, however, P&G may so assign or delegate to any of its Affiliates without OSGP’S prior consent, and provided that if all or substantially all of the assets of P&G are sold to a Third Party, P&G may assign its rights and obligations under this Agreement to such Third Party.

27 CONTRACTOR STATUS: OSGP is an independent contractor and nothing herein contained and no course of dealing between the parties will create or be deemed to create an agency, partnership, joint venture or any other relationship, fiduciary or otherwise between the parties hereto. OSGP assumes sole responsibility for the direction and control of its employees involved in performing Contract Manufacturing Services and such employees shall for all purposes remain employees of OSGP. Except as otherwise expressly indicated herein, OSGP is not granted any right or authority to assume or to create an obligation or responsibility, express or implied, on behalf of or in the name of P&G or bind P&G in any manner whatsoever.

28 REPORTING REQUIREMENTS: OSGP agrees to provide to P&G information and reports, in a format and on a frequency requested by P&G and agreed to by OSGP. Costs for such services will be included in OSGP’s price as referenced in Article 14.2. P&G shall have the right to withhold payment if OSGP fails to provide information or reports as mutually agreed. P&G reserves the right to reduce or discontinue its purchases under this Agreement, its extensions or related purchase orders, if OSGP fails to meet information or reporting requirements on a recurring basis.

29 FORCE MAJEURE:

29.1 Force Majeure: P&G or OSGP shall not be deemed to be in breach hereof on account of any delay in delivery or other performance caused in whole or in part by, or

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otherwise materially related to, the occurrence of any contingency beyond P&G’s or OSGP’s control, including but not limited to: war or hostility; failure or delay on land, water or air transportation; act of any government or agency, subdivision or branch thereof; judicial action; strikes or other labor disputes; accident, fire, explosion, flood, epidemic, storm or other acts of God; shortage of fuel or power, delay or failure to perform by any supplier; or, in general, any other contingency whatsoever (whether similar or dissimilar to those set forth herein) where P&G or OSGP has exercised ordinary care in the prevention thereof.

29.2 Effects of Force Majeure: In the event of any contingency as described hereunder, P&G or OSGP shall give immediate notice thereof to the other party. P&G or OSGP shall render the delayed performance in the manner as practicable as possible after such event of force majeure has ceased or otherwise abated sufficiently in order to permit it to do so without incurring any material additional expense that it would not have had in the absence of such event of force majeure.

30 GOVERNING LAW AND LANGUAGE: This Agreement shall be governed by and interpreted for any and all purposes in accordance with the laws of Ohio and Ohio Courts shall have jurisdiction of any disputes hereunder. The parties agree that the United Nations Convention on International Sale of Goods will have no force or effect on transactions relating to this Agreement. The parties understand the English language and are fully aware of all terms and conditions contained herein. If any translation of this Agreement is made into any language other than English, the English language version will continue to govern.

31 HEADINGS AND REFERENCES: All section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

32 AGREEMENT PRECEDENCE: Supplemental and/or transitional services agreements may be executed as appropriate, including but not limited to information technology, supply of P&G’s external customers, other joint support by the parties, product stability testing, other quality assurance support, product development activity, and facilities maintenance. In the event of any conflict between this Agreement and any purchase order form, service level execution agreements or other agreements which may be entered into by the parties and/or their affiliates governing the same matters sat forth herein, this Agreement will take precedence and its terms shall govern, unless such subsequent agreement specifically refers to this Agreement and indicates that such subsequent agreement will take precedence over this Agreement.

33 MUTUAL SUPPORT: During the Term of this Agreement one party may desire the support of resources of the other party to conduct work not expressly covered by this Agreement but needed to further the aims of both parties under this Agreement. Both parties desire to cooperate in a reasonable manner to the extent possible to provide requested support at a reasonable cost. Such requests for support shall normally be made at least 30 days in advance of the date needed. The party providing the requested support shall invoice the other party for any agreed charges and expenses on a no less than weekly basis. Such invoices shall be paid within 10 days. Neither party nor their

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Affiliates have liability under this Agreement due to damage or loss of any type suffered as a result of performance or non-performance of the support requested and provided by one party to the other. Details of support resource request agreements shall be documented in letters of agreement.

34 NOTICES: All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:

P&G:

Mailing		Delivery

Procter & Gamble Pharmaceuticals, SARL 47 Route de Saint-Georges 1213 Petit-Lancy 1, Switzerland Attention: Alasdair McGregor		Procter & Gamble Pharmaceuticals, SARL 47 Route de Saint-Georges 1213 Petit-Lancy 1, Switzerland Attention: Alasdair McGregor

OSGP:

Mailing:

Outsourcing Services Group 50 Tice Boulevard Woodcliff Lake, NJ 07677 Attention: Perry M. Morgan	and	OSG Norwich Pharm. Inc. 6826 State Highway 12 Norwich, NY 13815 Attention: Chris Calhoun, President

Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, 17th Floor Costa Mesa, CA 92626 Attention: Peter Tennyson, Esq.

P&G and OSGP have caused their respective duly authorized representatives to execute this Agreement, acting as agent(s) as set forth herein.

For:	Procter & Gamble Pharmaceuticals, SARL	For:	OSG Norwich Pharmaceuticals, Inc.
	(P&G)		(OSGP)

By	/s/ Alasdair D McGregor	By	/s/ Christopher R. Calhoun
	(Signature)		(Signature)

Alasdair D McGregor		Christopher R. Calhoun
(Name Typed)		(Name Typed)

As:	Purchasing Group Manager	As:	President
	(Title)		(Title)

Date	30/1/2006	Date	January 24, 2006

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SCHEDULES:

A. Example Certificate Of Analysis (COA)

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Schedule B — Example Certificate Of Analysis

GMP Statement/Batch Certificate

Product:	Calcium Carbonate 1250mg Tablets, Coated, BULK

Manufacturing Date:
Retest Date:
Calcium Starch Granulation Batch Number:
Material Number:
Core Tablets Batch Number:
Material Number:
Making Instruction & Version Number:
Special Event	☐No ☐Yes (attach documentation)
Rework[1] or Reprocessing[2]:	☐No ☐Yes (attach documentation)

Coated Tablets Batch Number:
Material Number:
Making Instruction & Version Number:
Average Gross Weight:
Quantity:
Special Event	☐No ☐Yes (attach documentation)
Rework or Reprocessing:	☐No ☐Yes (attach documentation)

Attachments (Testing):	☐	Certificate of Analysis

Retest data, Laboratory or Out-of-
Specification Investigations:	☐No ☐Yes (attach documentation)

Additional Notes / Attachments:

[1]

Reworking – Subjecting an in-process drug, bulk process intermediate or final product of a single batch/lot an alternate manufacturing process due to a failure to meet predetermined specifications. Reworking is an unexpected occurrence and is not pre-approved as part of the marketing authorization.

[2]

Reprocessing – Subjecting all or part of a batch or lot of an in-process drug, bulk process intermediate or bulk drug of a single batch/lot to a previous step in the validated manufacturing process due to failure to meet predetermined specifications. Reprocessing procedures are foreseen as occasionally necessary and are validated and pre-approved by the quality control department or is part of the marketing authorization.

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Hereby we certify according to Commission Directive 2001/83/EEC, Art. 51, that this batch has been produced and tested in accordance with the European Guide to Good Manufacturing Practises for Medicinal Products, Commission Directive 2003/94/EEC, or comparable accepted Good Manufacturing Practises guidelines (PIC, WHO).

The product was stored under the approved storage conditions. Intermediate material was used within its approved retest period unless otherwise noted above.

OSG Quality Assurance	Date

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